UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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DRONE USA, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DRONE USA, INC.

16 Hamilton Street

West Haven, CT 06516

(203) 220-2296

  Notice of Action by Written Consent of Shareholders to be Effective May 30, 2018

Dear Stockholder:

Drone USA, Inc., a Delaware corporation. (the “Company”), hereby notifies our stockholders of record on May 8, 2018 that stockholders holding approximately 83% of the voting power have approved, by written consent in lieu of a special meeting on April 17, 2018 the following proposals:

Proposal	1	To amend our Certificate of Incorporation to increase the number of authorized shares of common stock, $.0001 par value per share, from 200,000,000 to 1,500,000,000.

Proposal	2	To change the name of the Company to Bantek, Inc.

This Information Statement is first being mailed to our stockholders of record as of the close of business on May 8, 2018. The action contemplated herein will not be effective until May 30, 2018, a date which is at least 20 days after the date on which this Information Statement is first mailed to our stockholders of record. You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

The corporate action is taken by consent of the holders of a majority of the shares outstanding, and pursuant to Delaware law and the Company’s bylaws that permit holders of a majority of the voting power to take a stockholder action by written consent. Proxies are not being solicited because stockholders holding approximately 83% of the issued and outstanding voting capital stock of the Company hold more than enough shares to effect the proposed action and have voted in favor of the proposals contained herein.

Exhibit A Amendment to the Company’s Certificate of Incorporation

/s/ Michael Bannon

President and CEO’

May 4, 2018

DRONE USA, INC.

16 Hamilton Street

West Haven, CT 06516

  INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

This Information Statement is being furnished to the stockholders of Drone USA, Inc., a Delaware corporation (the “Company”), in connection with the adoption of an Amendment to our Certificate of Incorporation by written consent of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting. On April 16, 2018 our Board of Directors approved and, on April 17, 2018 the holders of a majority of our voting capital stock approved an amendment to our Certificate of Incorporation (i) to increase the number of shares of our common stock, par value $.0001 per share (“Common Stock”), from 200,000,000 to 1,500,000,000 and (ii) to change our name to Bantek, Inc. (the “Amendment”). We will, when permissible following the expiration of the 20 day period mandated by Rule 14C of the Exchange Act and the provisions of the Delaware General Corporation Law, file the Amendment with the Delaware Secretary of State. The Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

Voting Securities

As of the date of this Information Statement, our voting securities consist of our Common Stock, of which 49,635,556 shares are outstanding, and 250 shares of Series A preferred stock, par value $0.0001 (“Preferred Stock”, and collectively with the Common Stock, the “Voting Stock”) that vote on an as-converted basis. Approval of the Amendment requires the affirmative consent of a majority of the shares of our Voting Stock issued and outstanding at May 8, 2018 (the “Record Date”). The quorum necessary to conduct business of the stockholders consists of a majority of the Voting Stock issued and outstanding as of the Record Date.

Stockholders who beneficially own (i) approximately 83% of the issued and outstanding shares of Common Stock an aggregate of 250 shares of our Preferred Stock and 250 shares of Preferred Stock, are the “Consenting Stockholders.” Each holder of Series A Preferred Stock is entitled to cast that the number of votes equal to the quotient of the sum of all outstanding shares of Common Stock divided by .99. The Series A Preferred Stock has no other rights or preferences. All 250 shares of Series A Preferred Stock are held by Michael Bannon, our current Chairman, President and CEO. The Consenting Stockholders have the power to vote 83% of our Common Stock, which number exceeds the majority of the issued and outstanding shares of our Common Stock on the date of this Information Statement. The Consenting Stockholders have consented to the proposed action set forth herein and had and have the power to pass the proposed corporate action without the concurrence of any of our other stockholders.

The approval of this action by written consent is made possible by Section 228 of the Delaware General Corporation Law, which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors elected to utilize the written consent of the holders of more than a majority of our voting securities.

This Information Statement will be mailed on or about May 9, 2018 to stockholders of record as of the Record Date and is being delivered to inform you of the corporate action described herein before such action takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Dissenters’ Right of Appraisal

The Delaware General Corporation Law does not provide for dissenter’s rights of appraisal in connection with the proposed actions nor have we provided for appraisal rights in our Certificate of Incorporation or Bylaws.

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PROPOSAL 1 - AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO EFFECT AN INCREASE IN THE NUMBER OF SHARES OF OUR COMMON STOCK

Our Board of Directors has unanimously approved and adopted, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation to effect an increase number of authorized shares of the Company’s Common Stock from 200,000,000 to 1,500,000,000. Article 4 of the Charter is expected to be amended to read as follows:

“(a) Authorization of Capital Stock. The aggregate number of shares of stock which the Corporation shall have the authority to issue is 1,505,000,000 shares, consisting of 1,500,000,000 shares of common stock, $0.0001 par value (the “Common Stock”), and 5,000,000 shares of preferred stock, $0.0001 par value (the “Preferred Stock”), of which 250 shares have been designated as Series A Preferred Stock (the “Series A Preferred Stock.”) The Board of Directors is authorized to establish, from the authorized but undesignated shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and fix the rights and preferences of each such class of Preferred Stock; which class or series shall have such voting powers (full or limited or no voting powers), such preferences, relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.

(b) Series A Preferred Stock. A total of 250 shares of preferred stock, par value $0.0001, of the Corporation have been designated as “Series A Preferred Stock.” Except as otherwise required by law, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the quotient of the sum of all outstanding shares of common stock divided by 0.99. The Series A Preferred Stock shall have no other rights or preferences.”

Current Use of Shares

As of April 11, 2018, there were:

●	49,635,556 shares of Common Stock outstanding;

●	250 shares of series A Preferred Stock outstanding;

●	50,851,200 options outstanding;

●	500,000 warrants outstanding;

●	142,284,527 shares reserved for issuance upon the conversion of our outstanding convertible promissory notes based upon an aggregate principal balance of $6,607,142; and

●	100,000,000 shares available for grant under our 2016 Incentive Stock Option Plan.

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Purpose and Effect of the Proposed Amendment

The proposed increase in the number of authorized shares of Common Stock is necessary in order to provide flexibility to issue shares for general corporate purposes that may be identified in the future including, but not limited to, funding the acquisition of other companies, raising equity capital through the issuance of shares of Common Stock, Preferred Stock or debt or equity securities convertible or exercisable into shares of Common Stock, having a sufficient number of authorized shares to cover the convertible notes outstanding, or in the case of Common Stock, adopting additional employee benefit plans or reserving additional shares for issuance under existing plans. No additional action or authorization by stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which our Common Stock is then listed or quoted. Examples of circumstances in which further stockholder authorization generally would be required for issuance of such additional shares include (a) transactions that would result in a change of control of the Company, and (b) adoption of, increases in shares available under, or material changes to equity compensation plans. We have no current plans, proposals or arrangements to engage in any corporate transactions that would require the issuance of the additional shares being authorized pursuant to this proposal.

The additional authorized shares would become part of the existing class of Common Stock, and the amendment would not affect the terms of the outstanding Common Stock or the rights of the holders of the Common Stock. The Company stockholders do not have preemptive rights with respect to our Common Stock. Should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. Therefore, additional issuances of Common Stock could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

Anti−takeover Provisions

We are not introducing this proposal with the intent that it be utilized as a type of anti−takeover device. However, this action could, under certain circumstances, have an anti−takeover effect. For example, in the event of a hostile attempt to acquire control of the Company, we could seek to impede the attempt by issuing shares of Common Stock or Preferred Stock, which would effectively dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the Company. Further, we could issue additional shares in a manner that would impede the efforts of stockholders to elect directors other than those nominated by the then current Board of Directors. These potential effects of the proposed increase in the number of authorized shares could limit the opportunity for the Company stockholders to dispose of their shares at the higher price generally available in takeover attempts or to elect directors of their choice.

The following is a description of other anti−takeover provisions in our charter documents and other agreements. We have no current plans or proposals to enter into any other arrangement that could have material anti−takeover consequences.

Certificate of Incorporation and Bylaws

Other provisions of the Company’s Certificate of Incorporation and bylaws may have the effect of deterring unsolicited attempts to acquire a controlling interest in the Company or impeding changes in our management. Preferred Stock may be issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate. In the event that we determine to issue any shares of Preferred Stock, a certificate of designation containing the rights, privileges, and limitations of this series of Preferred Stock will be filed with the Secretary of State of the State of Delaware. The effect of this Preferred Stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by our stockholders, and may adversely affect the voting and other rights of the holders of1 our Common Stock.

Our Certificate of Incorporation does not provide our stockholders with cumulative voting rights.

Our bylaws provide that only our chief executive officer, our Board of Directors and the Chairman of our Board of Directors may call a special meeting of stockholders. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of the meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Under the provisions of our bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended certificate of incorporation or bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our bylaws related to choice of forum. The choice of forum provision in our bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

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Our bylaws divide our board of directors into three classes with staggered three year terms. In addition, our bylaws provide that directors may be removed only for cause. Under our bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our bylaws provide that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

We are not aware of any attempt to take control of the Company and are not presenting this proposal with the intent that it be utilized as a type of anti−takeover device. The proposal is being made at this time to make available a sufficient number of shares of Common Stock and Preferred Stock to meet the Company’s current potential obligations to issue Common Stock and to provide us with greater flexibility to issue shares for general corporate purposes that may be identified in the future.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 31, 2018, certain information concerning the beneficial ownership of Common Stock by (i) each person known by the company to be the owner of more than 5% of the outstanding Common Stock, (ii) each director, (iii) our executive officers, and (iv) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or the power to transfer, and stock options and other rights to acquire Common Stock that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The calculation of the percentage owned is based on 49,635,556 shares outstanding.

Michael Bannon has voting control through his ownership of 250 shares of Series A preferred stock. Each share of Series A preferred stock entitles the holder to vote on all matters submitted to a vote of our shareholders with each share casting a vote equal to the quotient of the sum of all outstanding shares of Common Stock divided by 0.99, which based on 49,635,556 shares issued and outstanding equates to voting rights equal to 45,809,968 shares of Common Stock.

Name and Address[1]	Amount and Nature of Beneficial Ownership	Percentage of Class
Michael Bannon (2)	37,526,591	75.6%
David Y. Williams (3)	250,000	0.50%
Dr. Rodrigo Kuntz Rangel (3)	1,000,000	2.01%
Len Harac(4)	4,000,000	8.06%
Ike Bavraktar (5)	4,000,000	8.06%
TCA (6)	17,670,000	35.6%
Dennis Antonelos (7)	20,000,000	40.3%
All Officers and Directors as a Group	38,776,591	78%

(1)	Unless otherwise indicated, the address of such individual is c/o the Company.

(2)	Michael Bannon has voting control through his ownership of 250 shares of Series A preferred stock voting on an as-converted basis. This chart reflects only the issued and outstanding shares of our Common Stock.

(3)	Represents shares issuable upon the exercise of stock options to purchase shares of our Common Stock that are exercisable within 60 days of March 31, 2017.

(4)	Len Harac is not an officer or director of the Company. His address is 1360 Clifton Ave., Clifton, N.J. 07012.

(5)	Ike Bavraktar is not an officer or director of the Company. His address is 27943 Smyth Drive, Suite 108, Valencia, CA 91355.

(6)	Based upon the right of TCA to convert the unpaid principal and interest owed under the convertible note issued by the Company to TCA. TCA is limited partnership organized under the laws of the Cayman Islands and has its principal office at 19950 West Country Club Drive, 1st Floor, Aventura, Florida 33180.

(7)	Dennis Antonelos resigned as CFO and a member of the Board of Directors on July 10, 2017. Under the terms of his Employment Agreement he received an option to acquire 20,000,000 shares of our Common Stock at an exercise price of $0.20 per share. As a result of his resignation, under the terms of his option grant he has the right to exercise his option to acquire any or all of the 20,000,000 shares within 12 months following the date of his resignation.

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PROPOSAL 2 –

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

TO EFFECT A CHANGE OF NAME OF THE COMPANY

We will change our name in an Amendment to our Certificate of Incorporation from “Drone USA, Inc.” to “Bantek, Inc.” to reflect the broader scope of our current and future activities. Our current name reflects only one of three areas of concentration for the company, namely, selling drones. We also are active suppliers to the Federal Government of goods through our subsidiary, Howco Distributing Co. We plan now to expand our current operations to encompass environmental services and reselling environmental products, an expertise of our CEO who has decades of experience in the environmental services and manufacturing sectors. We also intend to increase our revenues through acquisitions, strategic partnerships and organic growth. Our Board has concluded that the name Bantek, Inc. more clearly reflects our new focus and future prospects and will help build a brand identity. Accordingly, the Board has concluded that is in the best interests of the Company and its shareholders to amend its charter to change its name to “Bantek, Inc.”

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify the Company that the security holder wishes to receive a separate copy of the Information Statement.

Security holders sharing an address and receiving a single copy may request to receive a separate Information Statement at Drone USA, Inc., 16 Hamilton Street, West Haven, CT 06516. Security holders sharing an address can request delivery of a single copy of the Information Statement if they are receiving multiple copies may also request to receive a separate Information Statement at Drone USA, Inc, 16 Hamilton Street, West Haven, CT 06516, telephone: (203) 220-2296.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers, and persons who own more than ten percent (10%) of our outstanding Common Stock, file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the SEC to furnish us with copies of all such reports they file.  Specific due dates for such reports have been established by the SEC and we are required to disclose any failure to file reports by such dates.  We believe that during the fiscal year ended January 31, 2014, all reports required to be filed pursuant to Section 16(a) were filed on a timely basis.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

We will provide, upon request and without charge, to each shareholder receiving this Information Statement a copy of our filings with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting Drone USA, Inc., 16 Hamilton Street, West Haven, CT 06516, telephone: (203) 220-2296.

Date: May 4, 2018	Drone USA, Inc.

By Order of the Board of Directors

	By:	/s/ Michael Bannon
Michael Bannon
President and CEO

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Exhibit A

AMENDMENT TO DRONE USA’S CERTIFICATE OF INCORPORATION